For further information contact: John W. Bordelon, Chairman, President and CEO (337) 237-1960
Release Date: November 23, 2020
For Immediate Release

HOME BANCORP PROMOTES DAVID T. KIRKLEY
TO CHIEF FINANCIAL OFFICER

Lafayette, La. – Home Bancorp, Inc. (Nasdaq: “HBCP”) (the “Company”), and Home Bank, N.A. (the “Bank”), the Company’s wholly-owned subsidiary (www.home24bank.com), is pleased to announce the promotion of David T. Kirkley to its executive management team as Chief Financial Officer, effective immediately.

“Mr. Kirkley brings a tremendous amount of experience in financial and strategic analysis to his new position,” said John W. Bordelon, Chairman of the Board, President and Chief Executive Officer of the Company and Bank. “Home Bank is fortunate to have such a talented employee capable of stepping into this important role and working closely with the management team in our strategic growth.”

Mr. Kirkley joined Home Bank, N.A. in May 2012 as Treasurer. Previously, he served as Funding Manager and Financial Analyst at Iberiabank from 2008 to May 2012 and, prior thereto, as Staff Accountant at Iberiabank. He holds a finance degree and an MBA from the University of Louisiana and is a Chartered Financial Analyst. David and his wife Jennifer have three children.

About Home Bank, N.A.
Home Bank, N.A., founded in 1908 as Home Building & Loan, is the oldest financial institution founded in Lafayette Parish. Through the years, we’ve expanded to serve markets in South Louisiana and Mississippi: Acadiana, Baton Rouge, New Orleans, the Northshore of Lake Pontchartrain, St. Martin and Jeff Davis Parishes, as well as Natchez and Vicksburg.

With 40 locations across South Louisiana and Western Mississippi, Home Bank is committed to serving the needs of our communities. Personal banking has always been Home Bank’s trademark and that tradition continues as we grow, invest and serve our clients and community. We live our values each day, focusing on integrity, innovation and a commitment to serving others. For more information about Home Bank, visit www.home24bank.com.